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                                                                     EXHIBIT 2




                                                                 EXECUTION COPY









                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


                                  BY AND AMONG


                              LSB BANCSHARES, INC.,


                              LEXINGTON STATE BANK,


                                       AND


                              OLD NORTH STATE BANK



                           DATED AS OF MARCH 14, 1997


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                                TABLE OF CONTENTS

                                                                                                     PAGE
                                                                                                     ----

         Preamble.....................................................................................  1

         ARTICLE 1         TRANSACTIONS AND TERMS OF MERGER...........................................  2
                  1.1      Merger.....................................................................  2
                  1.2      Time and Place of Closing..................................................  2
                  1.3      Effective Time.............................................................  2

         ARTICLE 2         TERMS OF MERGER............................................................  3
                  2.1      Business of Surviving Bank.................................................  3
                  2.2      Assumption of Rights.......................................................  3
                  2.3      Assumption of Liabilities..................................................  3
                  2.4      Accounts and Deposits......................................................  3
                  2.5      Articles of Incorporation..................................................  3
                  2.6      Bylaws.....................................................................  4
                  2.7      Directors and Officers.....................................................  4

         ARTICLE 3         MANNER OF CONVERTING SHARES................................................  4
                  3.1      Conversion of Shares.......................................................  4
                  3.2      Anti-Dilution Provisions...................................................  5
                  3.3      Shares Held by ONSB or LSB.................................................  5
                  3.4      Dissenting Shareholders....................................................  5
                  3.5      Fractional Shares..........................................................  6
                  3.6      Conversion of Stock Options and Warrants; Restricted Stock.................  6

         ARTICLE 4         EXCHANGE OF SHARES.........................................................  8
                  4.1      Exchange Procedures........................................................  8
                  4.2      Rights of Former ONSB Shareholders.........................................  8

         ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF ONSB.....................................  9
                  5.1      Organization, Standing and Power...........................................  9
                  5.2      Authority; No Breach By Agreement.......................................... 10
                  5.3      Capital Stock.............................................................. 11
                  5.4      ONSB Subsidiaries.......................................................... 11
                  5.5      Financial Statements; Regulatory Authority Filings......................... 12
                  5.6      Absence of Certain Changes or Events and Undisclosed Liabilities........... 12
                  5.7      Tax Matters................................................................ 13
                  5.8      Assets..................................................................... 14
                  5.9      Environmental Matters...................................................... 14
                  5.10     Compliance with Laws....................................................... 15

                                     -i-

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
                  5.11     Labor Relations............................................................ 15
                  5.12     Employee Benefit Plans..................................................... 16
                  5.13     Material Contracts......................................................... 18
                  5.14     Legal Proceedings.......................................................... 19
                  5.15     Reports.................................................................... 19
                  5.16     Statements True and Correct................................................ 19
                  5.17     Accounting, Tax and Regulatory Matters..................................... 20
                  5.18     State Takeover Laws........................................................ 20
                  5.19     Charter Provisions......................................................... 20
                  5.20     Support Agreements......................................................... 20
                  5.21     Derivatives Contracts...................................................... 21
                  5.22     D&O Insurance.............................................................. 21

         ARTICLE 6         REPRESENTATIONS AND WARRANTIES OF LSB...................................... 21
                  6.1      Organization, Standing and Power........................................... 21
                  6.2      Authority; No Breach By Agreement.......................................... 21
                  6.3      Capital Stock.............................................................. 22
                  6.4      SEC Filings; Financial Statements.......................................... 23
                  6.5      Absence of Certain Changes or Events and Undisclosed Liabilities........... 23
                  6.6      Tax Matters................................................................ 24
                  6.7      Compliance with Laws....................................................... 24
                  6.8      Legal Proceedings.......................................................... 25
                  6.9      Reports.................................................................... 25
                  6.10     Statements True and Correct................................................ 26
                  6.11     Accounting, Tax and Regulatory Matters..................................... 26
                  6.12     Authority of LSB Bank...................................................... 26
                  6.13     Environmental Matters...................................................... 27
                  6.14     Labor Relations............................................................ 28
                  6.15     Employee Benefit Plans..................................................... 28

         ARTICLE 7         CONDUCT OF BUSINESS PENDING CONSUMMATION................................... 30
                  7.1      Affirmative Covenants of ONSB.............................................. 30
                  7.2      Negative Covenants of ONSB................................................. 31
                  7.3      Covenants of LSB........................................................... 33
                  7.4      Adverse Changes in Condition............................................... 33
                  7.5      Reports.................................................................... 34
                  7.6      ONSB Right to Recommend Directors; Additional Officers..................... 34
                  7.7      ONSB's Disposition of Federal Reserve Bank Stock........................... 35

         ARTICLE 8         ADDITIONAL AGREEMENTS...................................................... 35
                  8.1      Registration Statement; ONSB Proxy Statement; Shareholder Approval......... 35
                  8.2      Nasdaq/NMS Listing......................................................... 36
                  8.3      Applications............................................................... 36

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
                  8.4      Agreement as to Efforts to Consummate...................................... 36
                  8.5      Investigation and Confidentiality.......................................... 37
                  8.6      Press Releases............................................................. 37
                  8.7      No-Shop Covenant........................................................... 37
                  8.8      Accounting and Tax Treatment............................................... 38
                  8.9      State Takeover Laws........................................................ 38
                  8.10     Charter Provisions......................................................... 38
                  8.11     Agreement of Affiliates.................................................... 38
                  8.12     Employee Benefits and Contracts............................................ 39
                  8.13     Tax Free Reorganization.................................................... 40
                  8.14     D&O Insurance.............................................................. 40

         ARTICLE 9         CONDITIONS PRECEDENT TO OBLIGATIONS
                           TO CONSUMMATE.............................................................. 41
                  9.1      Conditions to Obligations of Each Party.................................... 41
                  9.2      Conditions to Obligations of LSB........................................... 43
                  9.3      Conditions to Obligations of ONSB.......................................... 44

         ARTICLE 10        TERMINATION................................................................ 46
                  10.1     Termination................................................................ 46
                  10.2     Effect of Termination...................................................... 47
                  10.3     Non-Survival of Representations and Covenants.............................. 48

         ARTICLE 11        MISCELLANEOUS.............................................................. 48
                  11.1     Definitions................................................................ 48
                  11.2     Expenses................................................................... 58
                  11.3     Brokers and Finders........................................................ 58
                  11.4     Entire Agreement........................................................... 58
                  11.5     Amendments................................................................. 59
                  11.6     Waivers.................................................................... 59
                  11.7     Assignment................................................................. 59
                  11.8     Notices.................................................................... 60
                  11.9     Governing Law.............................................................. 60
                  11.10    Counterparts............................................................... 61
                  11.11    Captions................................................................... 61
                  11.12    Interpretations............................................................ 61
                  11.13    Enforcement of Agreement................................................... 61
                  11.14    Severability............................................................... 61


                                    -iii-

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                                LIST OF EXHIBITS



EXHIBIT NUMBER  DESCRIPTION



         1.     Form of Plan of Merger. (ss. ss. 1.1, 9.1(i)).

         2. Form of Affiliate Agreement between LSB and affiliates of ONSB. (ss. ss. 8.11, 9.2(g)).

         3. Form of Support Agreement between LSB and ONSB directors and executive officers. (ss. ss. 5.20, 9.2(h)).

         4. Matters as to which Bell, Davis & Pitt, P.A., counsel for ONSB, will opine. (ss.9.2(d)).

         5. Matters as to which Hunton & Williams, counsel for LSB and LSB Bank, will opine. (ss. 9.3(d)).

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


                  THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (this "Agreement") is made and entered into as of March 14, 1997, by and among LSB BANCSHARES, INC. ("LSB"), a North Carolina corporation, having its principal office located in Lexington, North Carolina; LEXINGTON STATE BANK ("LSB Bank"), a North Carolina chartered bank and a wholly-owned subsidiary of LSB, having its principal office located in Lexington, North Carolina; and OLD NORTH STATE BANK ("ONSB"), a North Carolina chartered bank having its principal office located in Winston-Salem, North Carolina.

                                    PREAMBLE

                  The respective Boards of Directors of ONSB and LSB are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of ONSB by LSB pursuant to the merger of ONSB with and into LSB Bank. At the effective time of such merger, the outstanding shares of the capital stock of ONSB shall be converted into the right to receive shares of the common stock of LSB (except as provided herein). As a result, shareholders of ONSB shall become shareholders of LSB. The transactions described in this Agreement are subject to the approvals of the shareholders of ONSB and LSB, the Federal Deposit Insurance Corporation, the North Carolina State Banking Commission, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger
(i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) for accounting purposes shall qualify for treatment as a "pooling of interests" consistent with GAAP and the rules and regulations of the SEC.

         As a condition and inducement to LSB's willingness to enter into this Agreement, certain of ONSB's directors and executive officers will execute and deliver to LSB, on the date hereof, a Support Agreement (a "Support Agreement"), in substantially the form of Exhibit 3 to this Agreement.

         As an inducement to LSB's willingness to consummate the transactions contemplated by this Agreement, ONSB and LSB have entered into a certain Option Agreement dated as of January 20, 1997 (the "Option Agreement"), pursuant to which ONSB has granted to LSB an option to purchase shares of common stock of ONSB in accordance with the terms of such Option Agreement.

                  Certain terms used in this Agreement are defined in Section
11.1 hereof.

                  NOW, THEREFORE, in consideration of the premises and the mutual warranties, representations, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:


                                    ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

                  1.1 MERGER. Subject to the terms and conditions of this Agreement and the Plan of Merger, at the Effective Time, ONSB shall be merged with and into LSB Bank, pursuant to Section 53-12 of Chapter 53 of the General Statutes of North Carolina and in accordance with the provisions of Sections 53-13 and 53-17 of Chapter 53 and Section 55-11- 06 of Chapter 55 of the General Statutes of North Carolina. LSB Bank shall be the Surviving Bank resulting from the Merger and shall continue to be operated as a wholly-owned, first tier Subsidiary of LSB and shall continue to be governed by the Laws of the State of North Carolina as a state chartered bank, operating under the name "LSB". The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of ONSB and LSB, and the terms of the Plan of Merger to be entered into by LSB Bank and ONSB.

                  1.2 TIME AND PLACE OF CLOSING. The closing (the "Closing") will take place at 9:00 A.M. (Eastern Standard Time) on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chairmen of the board of directors, may mutually agree. The place of Closing shall be at the offices of Hunton & Williams in Charlotte, North Carolina, or such other location as LSB shall designate.

                  1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of North Carolina (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chairmen of the board of directors of each Party, the Parties shall use their commercially reasonable best efforts to cause the Effective Time to occur as soon as practicable following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of ONSB and LSB approve this Agreement and the Plan of Merger to the extent such approval is required by applicable Law.

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                                    ARTICLE 2
                                 TERMS OF MERGER

                  2.1 BUSINESS OF SURVIVING BANK. The business of the Surviving Bank from and after the Effective Time shall continue to be that of a state chartered bank organized under the laws of the State of North Carolina, and shall be conducted at the main office of the Surviving Bank, which shall be located at One LSB Plaza, Lexington, North Carolina 27292, and at its legally established branches, offices, agencies, and facilities, whether in operation or approved but unopened, at the Effective Time, including all such branches, offices, agencies, and facilities of ONSB.

                  2.2 ASSUMPTION OF RIGHTS. As of the Effective Time, all assets, rights, franchises, and interests of ONSB in every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer. The Surviving Bank, upon the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by ONSB at the Effective Time.

                  2.3 ASSUMPTION OF LIABILITIES. As of the Effective Time, the Surviving Bank shall be liable for all liabilities of every kind and description of ONSB and all deposits, debts, liabilities, obligations and contracts of ONSB, whether matured or unmatured, accrued, absolute, contingent, or otherwise, shall be those of the Surviving Bank, none of which shall be released or impaired by the Merger, including liabilities arising out of the operation of a trust department; all rights of creditors and other obligees and all liens on property of ONSB shall be preserved unimpaired; and all actions and legal proceedings to which ONSB was a party prior to the Merger shall be unaffected by the consummation thereof and shall proceed as if the Merger had not taken place.

                  2.4 ACCOUNTS AND DEPOSITS. As of the Effective Time, all accounts and deposits of ONSB shall be and continue to be accounts and deposits of the Surviving Bank, without change in their respective terms, maturity, minimum required balances or withdrawal value. As of the Effective Time, each account or deposit of ONSB shall be considered for dividend or interest purposes as an account or deposit of the Surviving Bank from the time said account or deposit was opened in ONSB and at all times thereafter until such account or deposit ceases to be an account or deposit of the Surviving Bank.

                  2.5 ARTICLES OF INCORPORATION. The Articles of Incorporation of LSB Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank, until otherwise amended or repealed in accordance with applicable law.

                  2.6 BYLAWS. The Bylaws of LSB Bank in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank, until otherwise amended or repealed in accordance with applicable law.

                  2.7 DIRECTORS AND OFFICERS. The directors of LSB Bank in office immediately prior to the Effective Time, together with such additional persons as elected in accordance with Section 7.6 hereof, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank. The officers of LSB Bank in office immediately prior to the Effective Time, together with such additional persons as appointed in accordance with Section 7.6 hereof, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank.


                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

                  3.1 CONVERSION OF SHARES. Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action the part of LSB, LSB Bank, ONSB, or the shareholders of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of LSB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of LSB Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (c) Each share of ONSB Common Stock (excluding shares held by
         (i) any ONSB Company or any LSB Company (in each case other than in a fiduciary capacity or as a result of debts previously contracted) which shares shall be canceled as provided in Section 3.3 hereof, and (ii) shareholders who perfect their statutory appraisal rights as provided in Section 3.4 hereof) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.948 of a share of LSB Common Stock, subject to adjustment at Closing pursuant to subparagraphs a. and b. of this
         Section 3.1(c) (as adjusted, the "Exchange Ratio"):

                           a. If the Average LSB Closing Price is above $20.00
                  per share (subject to each Party's right to terminate this Agreement set forth in Section 10.1(i) hereof), the "Exchange Ratio" shall be adjusted and calculated in accordance with the following equation (rounded to the nearest one-thousandth):

                           ER = [[(ALCP*$250,000)+$25,000,000]/IOS]/ALCP

                   Where:

                     ER    =  Exchange Ratio.
                     ALCP  =  Average LSB Closing Price.
                     IOS   =  1,582,678 shares of ONSB Common Stock, less any
                              shares canceled as provided in Section 3.3 hereof.

                  For example, assuming that (i) the Average LSB Closing Price is determined to be $23.00, and (ii) none of such shares are canceled as provided in Section 3.3 hereof; then, the adjusted Exchange Ratio would be 0.845.

                           b. If the Average LSB Closing Price is below $20.00
                  per share (subject to each Party's right to terminate this Agreement set forth in Section 10.1(i) hereof), the "Exchange Ratio" shall be adjusted and calculated (using the same abbreviated terms as in subparagraph a. above) in accordance with the following equation (rounded to the nearest one one-thousandth):

                           ER = [[(ALCP*$1,000,000)+$10,000,000]/IOS]/ALCP

                  For example, assuming that (i) the Average LSB Closing Price is determined to be $16.00, and (ii) none of such shares are canceled as provided in Section 3.3 hereof; then, the adjusted Exchange Ratio would be 1.027.

                  3.2 ANTI-DILUTION PROVISIONS. In the event LSB or ONSB (in breach of Section 7.2 hereof) changes the number of shares of LSB Common Stock or ONSB Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                  3.3 SHARES HELD BY ONSB OR LSB. Each of the shares of ONSB Common Stock held by any ONSB Company or by any LSB Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

                  3.4 DISSENTING SHAREHOLDERS. Any holder of shares of ONSB Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Article 13 of the NCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the NCBCA and surrendered to the Surviving Bank the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of ONSB fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, LSB shall issue and deliver the consideration to which such holder of shares of ONSB Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of ONSB Common Stock held by such holder. ONSB will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Bank.

                  3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of ONSB Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of LSB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of LSB Common Stock multiplied by the Average LSB Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                  3.6 CONVERSION OF STOCK OPTIONS AND WARRANTS; RESTRICTED
STOCK.

                  (a) At the Effective Time, each option, warrant or other right to purchase shares of ONSB Common Stock pursuant to stock options, warrants or stock appreciation rights ("ONSB Options") granted by ONSB under the ONSB Stock Plans or the ONSB Warrants, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to LSB Common Stock, and LSB shall assume each ONSB Option, in accordance with the terms of the ONSB Stock Plan and stock option agreement or the ONSB Warrant, as the case may be, by which it is evidenced, except that from and after the Effective Time, (i) LSB and its Compensation Committee shall be substituted for ONSB and the Committee of ONSB's Board of Directors (including, if applicable, the entire Board of Directors of ONSB) administering such ONSB Stock Plan and ONSB Warrants, (ii) each ONSB Option assumed by LSB may be exercised solely for shares of LSB Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of LSB Common Stock subject to such ONSB Option shall be equal to the number of shares of ONSB Common Stock subject to such ONSB Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such ONSB Option shall be adjusted by dividing the per share exercise price under each such ONSB Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, LSB shall not be obligated to issue any fraction of a share of LSB Common Stock upon exercise of ONSB Options and any fraction of a share of LSB Common Stock that otherwise would be subject to a converted ONSB Option shall represent the right to receive a cash payment upon exercise of such converted ONSB Option equal to the product of such fraction and the difference between the market value of one share of LSB Common Stock at the time of exercise of such Option and the per share exercise price of such ONSB Option. The market value of one share of LSB Common Stock at the time of exercise of an ONSB Option shall be the last sale price of such common stock on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by LSB) on the last trading day preceding the date of exercise. In addition, notwithstanding the clauses (iii) and (iv) of the first sentence of this Section 3.6(a), each ONSB Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. ONSB agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6(a).

                  (b) As soon as practicable after the Effective Time, LSB shall deliver to the participants in each ONSB Stock Plan and the holders of the ONSB Warrants, as the case may be, an appropriate notice setting forth such participant's or holder's, as the case may be, rights pursuant thereto, and the grants pursuant to such ONSB Stock Plan and ONSB Warrants shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) after giving effect to the Merger), and LSB shall comply with the terms of each ONSB Stock Plan to ensure, to the extent required by, and subject to the provisions of, such ONSB Stock Plan, that ONSB Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, LSB shall take all corporate action necessary to reserve for issuance sufficient shares of LSB Common Stock for delivery upon exercise ONSB Options assumed by it in accordance with this Section 3.6.

                  (c) All restrictions or limitations on transfer with respect to ONSB Common Stock awarded under the ONSB Stock Plans, the ONSB Warrants, or any other plan, program, or arrangement of any ONSB Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of LSB Common Stock into which such restricted stock is converted pursuant to Section 3.1 hereof.

                  (d) Notwithstanding the foregoing provisions of this Section 3.6, in no event shall options and warrants issued by ONSB to purchase more than 151,636 shares of ONSB Common Stock be converted into or become rights with respect to LSB Common Stock in connection with the transactions contemplated by this Agreement.



                                    ARTICLE 4
                               EXCHANGE OF SHARES

                  4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, LSB shall cause the exchange agent selected by LSB (the "Exchange Agent") to mail to the former shareholders of ONSB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of ONSB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent. After the Effective Time, each holder of shares of ONSB Common Stock (other than shares to be canceled pursuant to Section 3.3 hereof or as to which statutory dissenters' rights have been perfected as provided in Section 3.4 hereof) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares (or, if applicable, a lost certificate affidavit (including indemnification) in form and substance reasonably acceptable to LSB and the Exchange Agent) to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 hereof, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to
Section 4.2 hereof. To the extent required by Section 3.5 hereof, each holder of shares of ONSB Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares (or a lost certificate affidavit referenced above), cash in lieu of any fractional share of LSB Common Stock to which such holder may be otherwise entitled (without interest). LSB shall not be obligated to deliver the consideration to which any former holder of ONSB Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of ONSB Common Stock (or a lost certificate affidavit referenced above) for exchange as provided in this Section 4.1. The certificate or certificates of ONSB Common Stock so surrendered shall be duly endorsed, or accompanied with executed blank stock powers with signatures guaranteed, as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither LSB, the Surviving Bank nor the Exchange Agent shall be liable to a holder of ONSB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

                  4.2 RIGHTS OF FORMER ONSB SHAREHOLDERS. At the Effective Time, the stock transfer books of ONSB shall be closed as to holders of ONSB Common Stock immediately prior to the Effective Time, and no subsequent transfer of ONSB Common

Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 hereof, each certificate theretofore representing shares of ONSB Common Stock (other than shares to be canceled pursuant to Section 3.3 hereof or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated in Section 3.4 hereof) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 hereof; subject, however, to the Surviving Bank's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by ONSB in respect of such shares of ONSB Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of ONSB shall be entitled to vote after the Effective Time at any meeting of LSB shareholders the number of whole shares of LSB Common Stock into which their respective shares of ONSB Common Stock are converted, regardless of whether such holders have exchanged their certificates representing ONSB Common Stock for certificates representing LSB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by LSB on the LSB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of LSB Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of LSB Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of ONSB Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 hereof. However, upon surrender of such ONSB Common Stock certificate, both the LSB Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.


                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF ONSB

                  ONSB hereby represents and warrants to LSB and LSB Bank as follows:

                  5.1 ORGANIZATION, STANDING AND POWER. ONSB is a state chartered bank duly organized, validly existing, and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. ONSB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB.

                  5.2 AUTHORITY; NO BREACH BY AGREEMENT.

                  (a) ONSB has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement, the Option Agreement, the Confidentiality Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby, subject to the approval of this Agreement and the Plan of Merger by the holders of two-thirds of the outstanding shares of ONSB Common Stock. The execution, delivery, and performance of this Agreement, the Option Agreement, the Confidentiality Agreement and the Plan of Merger and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of ONSB, subject to the approval of this Agreement and the Plan of Merger by the holders of two-thirds of the outstanding shares of ONSB Common Stock. Subject to such requisite shareholder approval, this Agreement, the Option Agreement and the Confidentiality Agreement represent, and, when executed and delivered, the Plan of Merger will represent, legal, valid, and binding obligations of ONSB, enforceable against ONSB in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement, the Option Agreement, the Confidentiality Agreement and the Plan of Merger by ONSB, nor the consummation by ONSB of the transactions contemplated hereby and thereby, nor compliance by ONSB with any of the provisions hereof and thereof, will (i) conflict with or result in a breach of any provision of ONSB's Articles of Incorporation or Bylaws, or (ii) except as disclosed in Section 5.2(b) of the ONSB Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ONSB Company under, any Contract or Permit of any ONSB Company, or,
         (iii) except as disclosed in Section 5.2(b) of the ONSB Disclosure Memorandum, violate any Law or Order applicable to any ONSB Company or any of their respective Assets.

                  (c) Except as disclosed in Section 5.2(c) of the ONSB Disclosure Memorandum, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by ONSB of the Merger and the other transactions contemplated in this Agreement, the Option Agreement, the Confidentiality Agreement and the Plan of Merger.

                  5.3 CAPITAL STOCK.

                  (a) The authorized capital stock of ONSB consists of 2,000,000 shares of ONSB Common Stock, of which 1,582,678 shares are issued and outstanding as of the date of this Agreement and not more than 1,734,314 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of ONSB Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of ONSB Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of ONSB. ONSB has reserved 111,294 shares of ONSB Common Stock for issuance under the ONSB Stock Plans, pursuant to which options to purchase not more than 111,294 shares of ONSB Common Stock are outstanding. ONSB has reserved 40,342 shares of ONSB Common Stock for issuance under the ONSB Warrants, pursuant to which warrants to purchase not more than 40,342 shares of ONSB Common Stock are outstanding.

                  (b) Except as set forth in Section 5.3(a) hereof, or as provided in the Option Agreement, there are no shares of capital stock or other equity securities of ONSB outstanding and no outstanding Rights relating to the capital stock of ONSB.

                  5.4 ONSB SUBSIDIARIES. ONSB has disclosed in Section 5.4 of the ONSB Disclosure Memorandum all of the ONSB Subsidiaries as of the date of this Agreement. Except as disclosed in Section 5.4 of the ONSB Disclosure Memorandum, ONSB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each ONSB Subsidiary. No equity securities of any ONSB Subsidiary are or may become required to be issued (other than to another ONSB Company) by reason of any Rights relating to the capital stock of such ONSB Subsidiary, and there are no Contracts by which any ONSB Subsidiary is bound to issue (other than to another ONSB Company) additional shares of its capital stock or Rights relating thereto or by which any ONSB Company is or may be bound to transfer any shares of the capital stock of any ONSB Subsidiary (other than to another ONSB Company). There are no Contracts relating to the rights of any ONSB Company to vote or to dispose of any shares of the capital stock of any ONSB Subsidiary. All of the issued and outstanding shares of capital stock of each ONSB Subsidiary are duly authorized, validly issued and fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by a ONSB Company free and clear of any Lien. Each ONSB Subsidiary is a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each ONSB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB.

                  5.5 FINANCIAL STATEMENTS; REGULATORY AUTHORITY FILINGS.

                  (a) ONSB has disclosed in Section 5.5 of the ONSB Disclosure Memorandum, and has delivered to LSB copies of, all ONSB Financial Statements prepared for periods ended prior to the date hereof and will deliver to LSB copies of all ONSB Financial Statements prepared subsequent to the date hereof. The ONSB Financial Statements (as of the dates thereof and for the periods covered thereby): (i) are, or, if dated after the date of this Agreement, will be, in accordance with the books and records of the ONSB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices; and (ii) present or will present, as the case may be, fairly the consolidated financial position of the ONSB Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the ONSB Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

                  (b) ONSB has filed, and made copies available to LSB of, all forms, reports, and documents required to be filed by ONSB with the FRB or the FDIC since December 31, 1993 (collectively, the "ONSB FRB/FDIC Reports"). The ONSB FRB/FDIC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Laws that the FRB and the FDIC, as the case may be, are charged to administer and enforce, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such ONSB FRB/FDIC Reports or necessary in order to make the statements in such ONSB FRB/FDIC Reports, in light of the circumstances under which they were made, not misleading. Except for ONSB Subsidiaries that are registered as a broker, dealer or investment advisor, neither ONSB nor any ONSB Subsidiary is required to file any forms, reports, or other documents with the SEC or NASD.

                  5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS AND UNDISCLOSED LIABILITIES.

                  (a) Since September 30, 1996, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB, and (ii) the ONSB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ONSB provided in Article 7 hereof.

                  (b) No ONSB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB, except Liabilities which are accrued or reserved against in the consolidated balance sheets of ONSB as of September 30, 1996 included in the ONSB Financial Statements or reflected in the notes thereto. No ONSB Company has incurred or paid any Liability since September 30, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB.

                  5.7 TAX MATTERS.

                  (a) All Tax Returns required to be filed by or on behalf of any of the ONSB Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate to the Knowledge of ONSB. All Taxes shown on filed Tax Returns have been paid. Except as disclosed in Section 5.7(a) of the ONSB Disclosure Memorandum, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                  (b) None of the ONSB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                  (c) Adequate provision for any Taxes due or to become due for any of the ONSB Companies for the period or periods through and including the date of the respective ONSB Financial Statements has been made and is reflected on such ONSB Financial Statements.

                  (d) Deferred Taxes of the ONSB Companies have been provided for in the ONSB Financial Statements in accordance with GAAP.

                  (e) Each of the ONSB Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the

         Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB.

                  5.8 ASSETS. Except as disclosed or reserved against in the ONSB Financial Statements, the ONSB Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the ONSB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with ONSB's past practices. All Assets which are material to the business of the ONSB Companies, held under leases or subleases by any of the ONSB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The ONSB Companies currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations. None of the ONSB Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the ONSB Companies include all assets required to operate the business of the ONSB Companies as presently conducted.

                  5.9 ENVIRONMENTAL MATTERS.

                  (a) To the Knowledge of ONSB, each ONSB Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB.

                  (b) There is no Litigation pending or, to the Knowledge of ONSB, threatened before any court, governmental agency, or board or other forum in which any ONSB Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any ONSB Company or any of its Loan Properties or Participation Facilities.

                  (c) To the Knowledge of ONSB, there is no reasonable basis for any Litigation of a type described in subsection (b) above, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB.

                  (d) To the Knowledge of ONSB, there have been no releases of Hazardous Materials in, on, under, or affecting any ONSB Company's current properties, or any Participation Facility or Loan Property of an ONSB Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB.

                  5.10 COMPLIANCE WITH LAWS. ONSB is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits of ONSB are insured by the Bank Insurance Fund. Each ONSB Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB. Except as disclosed in Section 5.10 of the ONSB Disclosure Memorandum, no ONSB Company:

                  (a) Is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB; and

                  (b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any ONSB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB, or (iii) requiring any ONSB Company (A) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (B) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

                  5.11 LABOR RELATIONS. No ONSB Company is the subject of any Litigation asserting that it or any other ONSB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other ONSB Company to bargain with any labor organization as to wages or conditions of employment, nor is any ONSB Company a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any ONSB Company, pending or threatened, or to the Knowledge of ONSB is there any activity involving any ONSB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  5.12 EMPLOYEE BENEFIT PLANS.

                  (a) ONSB has disclosed in Section 5.12 of the ONSB Disclosure Memorandum, and has delivered or made available to LSB prior to the execution of this Agreement correct and complete copies, in each case, of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by any ONSB Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "ONSB Benefit Plans"). Any of the ONSB Benefit Plans which is an "employee pension benefit plan," as that term is defined in
         Section 3(1) of ERISA, is referred to herein as a "ONSB ERISA Plan." Any ONSB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "ONSB Pension Plan." On or after September 26, 1980, neither ONSB nor any ONSB Company has had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multi-employer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

                  (b) ONSB has delivered or made available to LSB prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such ONSB Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such ONSB Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1974, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any ONSB Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any material modifications thereto.

                  (c) All ONSB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB. Each ONSB ERISA Plan which is intended to be qualified under
         Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and ONSB is not aware of any circumstances which will or could result in revocation of any such favorable determination letter. Each trust created under any ONSB ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and ONSB is not aware of any circumstance which will or could result in revocation of such exemption. With respect to each ONSB Benefit Plan, except as disclosed in Section 5.12(c) of the ONSB Disclosure Memorandum, no event has occurred which will or could give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under
         Section 511 of the Internal Revenue Code. There is no material pending or threatened Litigation relating to any ONSB ERISA Plan. No ONSB Company has engaged in a transaction with respect to any ONSB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any ONSB Company to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB.

                  (d) No ONSB Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001 (a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any ONSB Pension Plan,
         (ii) no change in the actuarial assumptions with respect to any ONSB Pension Plan, and (iii) no increase in benefits under any ONSB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ONSB or materially adversely affect the funding status of such plan. Neither any ONSB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any ONSB Company, or single-employer plan of any entity which is considered an employer with ONSB under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No ONSB Company has provided, or is required to provide, security to a ONSB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

                  (e) No liability under Title IV of ERISA has been or is expected to be incurred by any ONSB Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any ERISA Affiliate.

                  (f) No ONSB Company has any obligations for retiree health and life benefits under any of the ONSB Benefit Plans.

                  (g) Except as disclosed in Section 5.12 of the ONSB Disclosure Memorandum, neither the execution and delivery of this Agreement, the Option Agreement or the Plan of Merger nor the consummation of the transactions contemplated hereby and thereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any ONSB Company from any ONSB Company under any ONSB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any ONSB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                  (h) To the Knowledge of ONSB, no oral or written representation or communication with respect to any aspect of the ONSB Benefit Plans has been made to employees of any of the ONSB Companies prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. All ONSB Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the ONSB Benefit Plans are correct and complete in all material respects and there have been no changes in the information set forth therein.

                  (i) Except as disclosed in Section 5.12(i) of the ONSB Disclosure Memorandum, none of the ONSB Companies has paid, or committed to pay, any bonus or commissions to any agent, manager or other employee of any ONSB Company with respect to any period commencing after December 31, 1995.

                  5.13 MATERIAL CONTRACTS. Except as disclosed in Section 5.13 of the ONSB Disclosure Memorandum, none of the ONSB Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under: (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000; (ii) any Contract relating to the borrowing of money by any ONSB Company or the guarantee by any ONSB Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business); (iii) any Contracts between or among ONSB Companies; and (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by ONSB with the SEC as of the date of this Agreement if ONSB were required to file a Form 10-K with the SEC (together with all Contracts referred to in Sections 5.8 and 5.12(a) hereof, the "ONSB Contracts"). With respect to each ONSB Contract: (i) the Contract is in full force and effect; (ii) no ONSB Company is in Default thereunder; (iii) no ONSB Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of ONSB, in Default in any respect, or has repudiated or waived any material provision thereunder. Except as disclosed in
Section 5.13 of the ONSB Disclosure Memorandum, all of the indebtedness of any ONSB Company for money borrowed is prepayable at any time by such ONSB Company without penalty or premium.

                  5.14 LEGAL PROCEEDINGS. Except as disclosed in Section 5.14 of the ONSB Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of ONSB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any ONSB Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any ONSB Company. Section 5.14 of the ONSB Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any ONSB Company is a party and in which the estimated maximum exposure is $50,000 or more.

                  5.15 REPORTS. Since January 1, 1992, or the date of organization if later, each ONSB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authority. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  5.16 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any ONSB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by LSB with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any ONSB Company or any Affiliate thereof for inclusion in the ONSB Proxy Statement to be mailed to ONSB's shareholders in connection with the Shareholders Meeting, and any other documents to be filed by a ONSB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the ONSB Proxy Statement, when first mailed to the shareholders of ONSB, be false or misleading with respect to any material fact, or contain any untrue statement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the ONSB Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any material statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any ONSB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

                  5.17 ACCOUNTING, TAX AND REGULATORY MATTERS. No ONSB Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying, for "pooling-of-interests" accounting treatment consistent with GAAP and the rules and regulations of the SEC or treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) hereof or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                  5.18 STATE TAKEOVER LAWS. No action is necessary by any ONSB Company to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover Laws of the State of North Carolina (collectively, "Takeover Laws"), including Articles 9 and 9A of the NCBCA.

                  5.19 CHARTER PROVISIONS. Each ONSB Company has taken all action so that the entering into of this Agreement and the Option Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Option Agreement do not and will not result in the grant of any rights to any Person (other than a LSB Company) under the Articles of Incorporation, Bylaws, or other governing instruments of any ONSB Company or restrict or impair the ability of LSB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any ONSB Company that may be directly or indirectly acquired or controlled by LSB.

                  5.20 SUPPORT AGREEMENTS. At least a majority of the directors of ONSB and the President and Chief Executive Officer and the Chairman of the Board of ONSB have executed and delivered to LSB Support Agreements.

                  5.21 DERIVATIVES CONTRACTS. Neither ONSB nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract that is not included in the ONSB Financial Statements, which is a financial derivative contract (including various combinations thereof).

                  5.22 D&O INSURANCE. ONSB has (i) reported all claims to its Knowledge under its past and present directors' and officers' liability insurance policies in accordance with the terms and conditions of such policies to permit coverage thereunder, and (ii) paid on a timely basis all premiums due under such policies, and such policies have been in effect since the organization of ONSB and no lapse of coverage has occurred since such date of organization of ONSB.



                                    ARTICLE 6
                      REPRESENTATIONS AND WARRANTIES OF LSB

                  LSB and LSB Bank hereby jointly and severally represent and warrant to ONSB as follows:

                  6.1 ORGANIZATION, STANDING AND POWER. LSB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. LSB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB.

                  6.2 AUTHORITY; NO BREACH BY AGREEMENT.

                  (a) LSB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement, the Option Agreement and the Confidentiality Agreement and to consummate the transactions contemplated hereby and thereby, subject to the approval of the issuance of LSB Common Stock contemplated herein by the holders of a majority of the outstanding shares of LSB Common Stock. The execution, delivery and performance of this Agreement, the Option Agreement and the Confidentiality Agreement and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of LSB, subject to the approval of the issuance of LSB Common Stock contemplated herein by the holders of a majority of the outstanding shares of LSB Common Stock. Subject to such shareholder approval, this Agreement, the Option Agreement and the Confidentiality Agreement represent legal, valid, and binding obligations of LSB, enforceable against LSB in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement, the Option Agreement and the Confidentiality Agreement by LSB, nor the consummation by LSB of the transactions contemplated hereby and thereby, nor compliance by LSB with any of the provisions hereof and thereof, will (i) conflict with or result in a breach of any provision of LSB's Articles of Incorporation or Bylaws, or (ii) except as disclosed in Section 6.2(b) of the LSB Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any LSB Company under, any Contract or Permit of any LSB Company, or, (iii) except as disclosed in Section 6.2(b) of the LSB Disclosure Memorandum, violate any Law or Order applicable to any LSB Company or any of their respective Assets.

                  (c) Except as disclosed in Section 6.2(c) of the LSB Disclosure Memorandum, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by LSB or LSB Bank of the Merger and the other transactions contemplated in this Agreement, the Option Agreement, the Confidentiality Agreement and the Plan of Merger.

                  6.3 CAPITAL STOCK.

                  (a) The authorized capital stock of LSB consists of 10,000,000 shares of LSB Common Stock, of which 5,403,539 shares were issued and outstanding as of September 30, 1996. All of the issued and outstanding shares of LSB Common Stock are, and all of the shares of LSB Common Stock to be issued in exchange for shares of ONSB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of LSB Common Stock has been, and none of the shares of LSB Common Stock to be issued in exchange for shares of ONSB Common Stock upon consummation of the Merger, will be, issued in violation of any preemptive rights of the current or past shareholders of LSB. LSB has reserved 750,000 shares of LSB Common Stock for issuance under the LSB Stock Plans, pursuant to which options to purchase not more than 271,395 shares of LSB Common Stock were outstanding as of February 21, 1997.

                  (b) Except as disclosed in Section 6.3(a) hereof, there are no shares of capital stock or other equity securities of LSB outstanding as of September 30, 1996 and no outstanding Rights relating to the capital stock of LSB as of February 21, 1997.


                  6.4 SEC FILINGS; FINANCIAL STATEMENTS.

                  (a) LSB has filed and made available to ONSB all forms, reports, and documents required to be filed by LSB with the SEC since December 31, 1993, other than registration statements on Forms S-4 and S-8 (collectively, the "LSB SEC Reports"). The LSB SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and
         (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such LSB SEC Reports or necessary in order to make the statements in such LSB SEC Reports, in light of the circumstances under which they were made, not misleading.

                  (b) Each of the LSB Financial Statements contained in the LSB SEC Reports, including any LSB SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of LSB and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were nor or are not expected to be material in amount.

                  6.5 ABSENCE OF CERTAIN CHANGES OR EVENTS AND UNDISCLOSED LIABILITIES.

                  (a) Since September 30, 1996, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB, and (ii) the LSB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of LSB provided in Article 7 hereof.

                  (b) No LSB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB, except Liabilities which are accrued or reserved against in the consolidated balance sheets of LSB as of September 30, 1996 included in the LSB Financial Statements or reflected in the notes thereto. No LSB Company has incurred or paid any Liability since September 30, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB.

                  6.6 TAX MATTERS.

                  (a) All Tax Returns required to be filed by or on behalf of any of the LSB Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate to the Knowledge of LSB. All Taxes shown on filed returns have been paid. Except as disclosed in Section 6.6(a) of the LSB Disclosure Memoranda, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                  (b) None of the LSB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                  (c) Adequate provision for any Taxes due or to become due for any of the LSB Companies for the period or periods through and including the date of the respective LSB Financial Statements has been made and is reflected on such LSB Financial Statements.

                  (d) Deferred Taxes of the LSB Companies have been provided for in the LSB Financial Statements in accordance with GAAP.

                  6.7 COMPLIANCE WITH LAWS. LSB is duly registered as a bank holding company under the BHC Act. Each LSB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB. Except as disclosed in Section
6.7 of the LSB Disclosure Memorandum, no LSB Company:

                  (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB; and

                  (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any LSB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB, or
         (iii) requiring any LSB Company (A) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or (B) to adopt any Board or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

                  6.8 LEGAL PROCEEDINGS. Except as disclosed in Section 6.8 of the LSB Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of LSB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any LSB Company, or against any Asset, interest, or right of any of them that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB, nor are the any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any LSB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB.

                  6.9 REPORTS. Since January 1, 1992, or the date of organization if later, each LSB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Form 8-K, and proxy statements; (ii) other Regulatory Authorities; and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB). As of their respective date, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  6.10 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any LSB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by LSB with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any LSB Company or any Affiliate thereof for inclusion in the ONSB Proxy Statement to be mailed to ONSB's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any LSB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the ONSB Proxy Statement, when first mailed to the shareholders of ONSB, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the ONSB Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or contain any untrue statements of material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any LSB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

                  6.11 ACCOUNTING, TAX AND REGULATORY MATTERS. No LSB Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for "pooling-of-interests" accounting treatment consistent with GAAP and the rules and regulations of the SEC or treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) hereof or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                  6.12 AUTHORITY OF LSB BANK. LSB Bank is a state chartered bank duly organized, validly existing, and in good standing under the Laws of the State of North Carolina as a wholly owned, first tier Subsidiary of LSB. LSB Bank has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby, subject to the approval of this Agreement and the Plan of Merger by LSB, its sole shareholder. The execution, delivery, and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated herein and therein, including the Merger, will be duly and validly authorized by all necessary corporate action in respect thereof on the part of LSB Bank, subject to the approval of this Agreement and the Plan of Merger by LSB, its sole shareholder. Subject to such shareholder approval, this Agreement, and, when executed and delivered, the Plan of Merger will, represent legal, valid, and binding obligations of LSB Bank, enforceable against LSB Bank in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  6.13 ENVIRONMENTAL MATTERS.

                  (a) To the Knowledge of LSB, each LSB Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB.

                  (b) There is no Litigation pending or, to the Knowledge of LSB, threatened before any court, governmental agency, or board or other forum in which any LSB Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any LSB Company or any of its Loan Properties or Participation Facilities.

                  (c) To the Knowledge of LSB, there is no reasonable basis for any Litigation of a type described in subsection (b) above, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB.

                  (d) To the Knowledge of LSB, there have been no releases of Hazardous Materials in, on, under, or affecting any LSB Company's current properties, or any Participation Facility or Loan Property of an LSB Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB.

                  6.14 LABOR RELATIONS. No LSB Company is the subject of any Litigation asserting that it or any other LSB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other LSB Company to bargain with any labor organization as to wages or conditions of employment, nor is any LSB Company a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any LSB Company, pending or threatened, or to the Knowledge of LSB is there any activity involving any LSB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  6.15 EMPLOYEE BENEFIT PLANS.

                  (a) LSB has disclosed in Section 6.15 of the LSB Disclosure Memorandum, and has delivered or made available to ONSB prior to the execution of this Agreement correct and complete copies, in each case, of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by any LSB Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "LSB Benefit Plans"). Any of the LSB Benefit Plans which is an "employee pension benefit plan," as that term is defined in
         Section 3(1) of ERISA, is referred to herein as a "LSB ERISA Plan." Any LSB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "LSB Pension Plan." On or after September 26, 1980, neither LSB nor any LSB Company has had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multi-employer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

                  (b) LSB has delivered or made available to ONSB prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such LSB Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such LSB Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1974, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any LSB Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any material modifications thereto.

                  (c) All LSB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB. Each LSB ERISA Plan which is intended to be qualified under
         Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and LSB is not aware of any circumstances which will or could result in revocation of any such favorable determination letter. Each trust created under any LSB ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and LSB is not aware of any circumstance which will or could result in revocation of such exemption. With respect to each LSB Benefit Plan, except as disclosed in Section 6.15(c) of the LSB Disclosure Memorandum, no event has occurred which will or could give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under
         Section 511 of the Internal Revenue Code. There is no material pending or threatened Litigation relating to any LSB ERISA Plan. No LSB Company has engaged in a transaction with respect to any LSB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any LSB Company to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB.

                  (d) No LSB Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001 (a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any LSB Pension Plan, (ii) no change in the actuarial assumptions with respect to any LSB Pension Plan, and (iii) no increase in benefits under any LSB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LSB or materially adversely affect the funding status of such plan. Neither any LSB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any LSB Company, or single-employer plan of any entity which is considered an employer with LSB under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No LSB Company has provided, or is required to provide, security to a LSB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

                  (e) No liability under Title IV of ERISA has been or is expected to be incurred by any LSB Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any ERISA Affiliate.

                  (f) Except as disclosed in Section 6.15(f) of the LSB Disclosure Memorandum, no LSB Company has any obligations for retiree health and life benefits under any of the LSB Benefit Plans.

                  (g) Except as disclosed in Section 6.15(g) of the LSB Disclosure Memorandum, neither the execution and delivery of this Agreement, the Option Agreement or the Plan of Merger nor the consummation of the transactions contemplated hereby and thereby will
         (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any LSB Company from any LSB Company under any LSB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any LSB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                  (h) To the Knowledge of LSB, no oral or written representation or communication with respect to any aspect of the LSB Benefit Plans has been made to employees of any of the LSB Companies prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. All LSB Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the LSB Benefit Plans are correct and complete in all material respects and there have been no changes in the information set forth therein.


                                    ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

                  7.1 AFFIRMATIVE COVENANTS OF ONSB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 10 hereof, unless the prior written consent of LSB shall have been obtained, and except as otherwise expressly contemplated herein, ONSB shall, and shall cause each of its Subsidiaries to: (a) operate its business only in the usual, regular, and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) take no action which would (i) adversely affect the ability of any Party to obtain any

Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of
Section 9.1(b) hereof, or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement and to consummate the Merger; and (d) work with LSB and its Representatives to achieve appropriate operating efficiencies and to conform the accounting policies and practices of all ONSB Companies to those of LSB and its Subsidiaries.

                  7.2 NEGATIVE COVENANTS OF ONSB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 10 hereof, ONSB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or president of LSB:

                  (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any ONSB Company; or

                  (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a ONSB Company to another ONSB Company) in excess of an aggregate of $100,000 (for the ONSB Companies on a consolidated basis) except in the ordinary course of the business of ONSB Companies consistent with past practices (which shall include, for ONSB, creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank with maturities of less than six (6) months, and entry into repurchase agreements fully secured by U.S. government or agency securities), or forgive any indebtedness of any Person owed to any ONSB Company in excess of $10,000, or impose, or suffer the imposition, on any Asset of any ONSB Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the ONSB Disclosure Memorandum); or

                  (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any ONSB Company, or declare or pay any dividend or make any other distribution in respect of ONSB's capital stock; or

                  (d) except for this Agreement, or pursuant to the exercise of stock options or warrants outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or pursuant to the Option Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of ONSB Common Stock or any other capital stock of any ONSB Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

                  (e) adjust, split, combine, or reclassify any capital stock of any ONSB Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of ONSB Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any ONSB Subsidiary (unless any such shares of stock are sold or otherwise transferred to another ONSB Company), or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

                  (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three (3) years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned ONSB Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by ONSB in its fiduciary capacity; or

                  (g) grant any increase in compensation or benefits to the employees or officers of any ONSB Company, except in accordance with past practice disclosed in Section 7.2(g) of the ONSB Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in
         Section 7.2(g) of the ONSB Disclosure Memorandum, and enter into or amend any severance agreements with officers of any ONSB Company; grant any increase in fees or other increases in compensation or other benefits to directors of any ONSB Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

                  (h) except as contemplated in this Agreement, enter into or amend any employment Contract between any ONSB Company and any Person (unless such amendment is required by Law) that the ONSB Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                  (i) adopt any new employee benefit plan or program of any ONSB Company or make any change in or to any existing employee benefit plans or programs of any ONSB Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

                  (j) make any significant change in any Tax or accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                  (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any ONSB Company for money damages in excess of $10,000 or restrictions upon the operations of any ONSB Company; or

                  (l) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims thereunder.

                  7.3 COVENANTS OF LSB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 10 hereof, LSB covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner, designed in its reasonable judgment, to enhance the long-term value of the LSB Common Stock and the business prospects of the LSB Companies and to the extent consistent therewith use all commercially reasonable best efforts to preserve intact the LSB Companies' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) hereof, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any LSB Company from acquiring any other company or discontinuing or disposing of any of its Assets or business if such action is, in the judgment of LSB, desirable in the conduct of the business of LSB and its Subsidiaries. LSB further covenants and agrees that it will not: (x) without the prior written consent of the chief executive officer, president or chairman of the Board of ONSB, amend the Articles of Incorporation or Bylaws of LSB, in each case, in any manner adverse to the holders of ONSB Common Stock, or (y) declare and pay any cash dividends on the LSB Common Stock except for regular cash dividends on the LSB Common Stock with record and payment dates in accordance with LSB's past record dates for cash dividends.

                  7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it, or (ii) is reasonable likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its commercially reasonable best efforts to prevent or promptly to remedy the same.

                  7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and such Party shall deliver to the other Party copies of all such reports filed by such Party and its Subsidiaries promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, in the case of LSB, or the FRB, in the case of ONSB, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC or the FRB, as the case may be, will comply in all material respects with the Securities Laws, in the case of reports filed with the SEC, and the applicable Laws enforced by the FRB, in the case of reports filed with the FRB, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                  7.6 ONSB RIGHT TO RECOMMEND DIRECTORS; ADDITIONAL OFFICERS. From the date of this Agreement until the earlier of the date ten (10) days prior to the scheduled Closing Date or the termination of this Agreement in accordance with Article 10 hereof, ONSB shall have the right (subject to shareholder requirement and age restrictions in the Bylaws of LSB) to (i) recommend candidates to fill two (2) additional directorships on the class of directors which terms expire at the 1998 annual meeting of LSB shareholders (the "1998 Class"), which two additional directorships on the 1998 Class LSB's Board of Directors will authorize on or before the Closing Date (expanding the Board from 12 to 14 directorships), and (ii) specify which of those candidates shall be reelected upon expiration of his or her term to fill (x) one (1) additional directorship on the class of directors which terms expire at the 1999 annual meeting of LSB shareholders (the "1999 Class"), and (y) one (1) additional directorship on the class of directors which terms expire at the 2000 annual meeting of LSB shareholders (the "2000 Class"), which additional directorships on the 1999 Class and the 2000 Class LSB's Board of Directors will authorize on or before the 1998 annual meeting of LSB shareholders. LSB shall notify ONSB in writing of its Board's decisions whether to accept or reject candidates recommended by ONSB to fill such two (2) additional directorships on the 1998 Class and to fill such additional directorships on the 1999 Class and the 2000 Class. Prior to the Effective Time, LSB's Board of Directors shall (subject to shareholder requirement and age restrictions in the Bylaws of LSB) elect the two candidates accepted by the LSB Board to fill the two (2) additional directorships on the 1998

Class, provided such elections shall be contingent and become effective upon the Closing of the Merger, and in connection with the 1998 annual meeting of LSB shareholders, LSB's Board of Directors shall (subject to the Articles of Incorporation and Bylaws of LSB and the occurrence of the Merger) recommend in the proxy statement to the LSB shareholders the election of the particular candidates accepted by the LSB Board to fill the one (1) additional directorship on the 1999 Class and the one (1) additional directorship on the 2000 Class. Notwithstanding anything to the contrary in this Section, the LSB Board may reject any person(s) recommended by ONSB pursuant to this Section which in the reasonable good faith judgment of the LSB Board could reasonably likely have an adverse effect upon the LSB Board's ability to deliberate and take actions for the benefit of the shareholders of LSB. Shortly after the election to LSB's Board of Directors of the candidates recommended by ONSB as provided above (and prior to the Effective Time with respect to candidates to fill the additional directorships on the 1998 Class), LSB shall (subject to the Articles of Incorporation and Bylaws of LSB Bank) cause such persons to be elected to LSB Bank's Board of Directors for the same terms as such persons will serve as directors on LSB's Board of Directors. Prior to the Effective Time, LSB Bank's Board of Directors shall (subject to the Articles of Incorporation and Bylaws of LSB Bank) appoint Nicholas A. Daves to the office of Senior Vice President of LSB Bank, Charles V. Darnell to the office of Senior Vice President of LSB Bank, Suzanne J. Bullotta to the office of Senior Vice President of LSB Bank, and all other officers of ONSB to offices at LSB Bank that carries titles equivalent to the titles held by such officers at ONSB (except for the corporate secretary of ONSB that shall be appointed as an assistant corporate secretary of LSB Bank), provided such appointments shall be contingent and become effective upon the Closing of the Merger.

                  7.7 ONSB'S DISPOSITION OF FEDERAL RESERVE BANK STOCK. Prior to the Effective Time, ONSB shall, and shall cause each of its Subsidiaries to, take all necessary steps to sell or cause the cancellation of any and all shares of Federal Reserve Bank stock owned by ONSB and its Subsidiaries.


                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

                  8.1 REGISTRATION STATEMENT; ONSB PROXY STATEMENT; SHAREHOLDER APPROVAL. As soon as reasonably practicable after execution of this Agreement, LSB shall file the Registration Statement with the SEC, provided ONSB has provided, on a reasonably timely basis, all information concerning ONSB and its Subsidiaries necessary for inclusion in the Registration Statement, and shall use its commercially reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practical after the filing thereof and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of LSB Common Stock upon consummation of the Merger. ONSB shall promptly furnish all information concerning it and the holders of its capital stock as LSB may reasonably request in connection with such action. ONSB shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of (i) this Agreement and the Plan of Merger, and (ii) such other related matters as it deems appropriate. In connection with the Shareholders' Meetings, (A) ONSB shall, if required, file the ONSB Proxy Statement (which shall be included in the Registration Statement) with the FRB and mail such ONSB Proxy Statement to its shareholders, (B) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such ONSB Proxy Statement, (C) the Board of Directors of ONSB shall recommend (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board) to its shareholders the approval of this Agreement and the Plan of Merger, and (D) the Board of Directors and officers of ONSB shall (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board) use their commercially reasonable best efforts to obtain such shareholders' approval.

                  8.2 NASDAQ/NMS LISTING. LSB shall, prior to the Effective Time, (i) file with the NASD a notification for the listing on the Nasdaq/NMS relating to the proposed issuance of the shares of LSB Common Stock to be issued to the holders of ONSB Common Stock pursuant to the Merger, and (ii) take all other steps reasonably necessary to cause such shares to become listed on the Nasdaq/NMS at the Effective Time.

                  8.3 APPLICATIONS. As soon as reasonably practical after execution of this Agreement, LSB shall prepare and file, and ONSB shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall use their commercially reasonable best efforts to obtain the requisite Consents of all Regulatory Authorities as soon as reasonably practical after the filing of the appropriate applications.

                  8.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, which limitation, using its commercially reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions applicable to such Party referred to in
Article 9 hereof; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement or the Option Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its commercially reasonable best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

                  8.5 INVESTIGATION AND CONFIDENTIALITY.

                  (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party and its Representatives to make or cause to be made such investigation of the business, books, records, contracts, employees, and properties of it and its Subsidiaries during normal business hours and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unreasonably with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                  (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents, electronic files and copies thereof, and all work papers containing confidential information received from other Party.

                  (c) ONSB shall use its commercially reasonable best efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an acquisition transaction with ONSB to preserve the confidentiality of the information relating to ONSB provided to such parties.

                  8.6 PRESS RELEASES. Prior to the Effective Time, ONSB and LSB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

                  8.7 NO-SHOP COVENANT. Except with respect to this Agreement and the transactions contemplated hereby, no ONSB Company nor any Affiliate thereof nor any Representatives thereof retained by any ONSB Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of ONSB's Board of Directors as advised in writing by counsel to such Board of Directors, no ONSB Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but ONSB may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised in writing by counsel. ONSB shall promptly notify LSB orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. ONSB shall (i) immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its commercially reasonable best efforts to cause all of its Representatives not to engage in any of the foregoing. The Parties agree that nothing in this Section 8.7 shall affect ONSB's no-shop obligations and LSB's right of first refusal and right to a break-up fee set forth in Section 8 of the Letter of Intent.

                  8.8 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its commercially reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for "pooling-of-interests" accounting treatment consistent with GAAP and the rules and regulations of the SEC and treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

                  8.9 STATE TAKEOVER LAWS. No ONSB Company shall take any steps to make the transactions contemplated by this Agreement subject to any Takeover Law, including Articles 9 and 9A of the NCBCA.

                  8.10 CHARTER PROVISIONS. Each ONSB Company shall take all necessary action to ensure that the entering into of this Agreement, the Option Agreement, the Confidentiality Agreement and the Plan of Merger, and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any ONSB Company or restrict or impair the ability of LSB or any of its Subsidiaries to vote, or otherwise exercise the rights of a shareholder with respect to, shares of any ONSB Company that may be directly or indirectly acquired or controlled by LSB.

                  8.11 AGREEMENT OF AFFILIATES. ONSB has disclosed in Section
8.11 of the ONSB Disclosure Memorandum each Person whom it reasonably believes to be an "affiliate" of ONSB for purposes of Rule 145 under the 1933 Act. ONSB shall use its commercially reasonable best efforts to cause each such Person to execute and deliver to LSB not later than thirty (30) days prior to the Effective Time, an Affiliate Agreement in substantially the form of Exhibit 2 (an "Affiliate Agreement"), providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of ONSB Common Stock held by such Person, except as contemplated by such Affiliate Agreement or by this Agreement, and will not sell, pledge, transfer, or otherwise dispose of the shares of LSB Common Stock to be received by such Person upon consummation of the Merger, except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least thirty (30) days of combined operations of LSB and ONSB have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies. In order that the Merger will qualify for "pooling-of-interests" accounting treatment consistent with GAAP and the rules and regulations of the SEC, shares of LSB Common Stock issued to such affiliates of ONSB in exchange for shares of ONSB Common Stock shall not be transferable until such time as financial results covering at least thirty (30) days of combined operations of LSB and ONSB have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the Affiliate Agreement referred to in this Section 8.11 (and LSB shall be entitled to place restrictive legends upon certificates for shares of LSB Common Stock issued to affiliates of ONSB pursuant to this Agreement to enforce the provisions of this Section 8.11). LSB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of LSB Common Stock by such affiliates.

                  8.12     EMPLOYEE BENEFITS AND CONTRACTS.

                  (a) Following the Effective Time, LSB shall provide generally to officers and employees of the ONSB Companies who at or after the Effective Time become employees of a LSB Company (other than Mr. Daves, Mr. Marziano and Mr. Darnell who shall have rights to employee benefits as provided under their existing agreements), employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of LSB Common Stock, except as set forth in this Section 8.12), on terms and conditions substantially similar to those currently provided by the LSB Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of ONSB shall be treated as service under LSB's qualified defined benefit plans, (ii) service under any qualified defined contribution plans of ONSB shall be treated as service under LSB's qualified defined contribution plans, and (iii) service under any other employee benefit plans of ONSB shall be treated as service under any similar employee benefit plans maintained by LSB. LSB shall cause its, and its Subsidiaries', employee benefit plans to waive any pre-existing condition limitations covered under the applicable employee benefit plans of the ONSB Companies for any employees of the ONSB Companies who become or remain employees of any LSB Company. LSB also shall, and shall cause its Subsidiaries to, honor all employment, consulting and other compensation Contracts disclosed in Section 8.12 of the ONSB Disclosure Memorandum between any ONSB Company and any current or former director, officer, or employee thereof and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the ONSB Benefit Plans disclosed in Section 8.12 of the ONSB Disclosure Memorandum.

                  (b) Each person employed by an ONSB Company on a full-time basis at the Effective Time (other than Mr. Daves, Mr. Marziano and Mr. Darnell) who, following the Merger and at LSB's sole discretion, is terminated by an LSB Company for reasons other than Cause (as defined below) within six (6) months following the Effective Time shall be entitled to a severance payment by LSB Bank in an amount equal to one
         (1) week's salary or wages for each full year of prior continuous service with an ONSB Company, provided that any severance payment shall consist of a minimum of two (2) weeks' salary or wages. For purposes of this Section, the term "Cause" shall mean (i) failure or refusal of employee to comply with duties and responsibilities substantially similar to those assigned to the employee immediately prior to the Merger, (ii) employee being charged by any duly constituted law enforcement agency or authority with a crime involving moral turpitude, theft, embezzlement, or fraud, or (iii) employee's excessive use or abuse of drugs, alcohol or other toxic substances. To the extent any ONSB Company maintains any plan or arrangement for the payment of severance or salary continuation benefits to employees, such plan or arrangement (except as provided in this Section 8.12(c)) shall be terminated at the Effective Time and be of no force and effect thereafter.

                  8.13 TAX FREE REORGANIZATION. The Parties agree to use their commercially reasonable best efforts to obtain a written opinion of Bell, Davis & Pitt, P.A., in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of ONSB Common Stock for LSB Common Stock will not give rise to gain or loss to the shareholders of ONSB with respect to such exchange (except that a shareholder who receives cash hereunder (as a result of the exercise of dissenters' rights or in lieu of fractional shares) will recognize a taxable gain up to the extent of any cash received, but will not recognize any taxable loss), and (iii) each of ONSB, LSB, and LSB Bank will be a party to that "reorganization" within the meaning of Section 368(b) of the Internal Revenue Code and none of such parties will recognize gain or loss as a consequence of the Merger. In rendering such Tax Opinion, counsel shall be entitled to rely upon representations of officers of ONSB, LSB and LSB Bank reasonably satisfactory in form and substance to such counsel.

                  8.14 D&O INSURANCE.

                  (a) LSB shall use its commercially reasonable best efforts (and ONSB shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three (3) years after the Effective Time ONSB's existing directors' and officers' liability insurance policy (provided that LSB may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of ONSB given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that LSB shall not be obligated to make aggregate premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to ONSB's directors and officers, 250% of the annual premium payments on ONSB's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, LSB shall use its commercially reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

                  (b) If the Surviving Bank or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Bank shall assume the obligations set forth in this Section 8.14.


                                    ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

                  9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.6 hereof:

                  (a) Shareholder Approval. The shareholders of ONSB and LSB shall have approved this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

                  (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law, including the HSR Act, shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable good faith judgment of the Board of Directors of either Party would so materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable good faith judgment have entered into this Agreement.

                  (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) hereof) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

                  (d) Legal Proceeding. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

                  (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of LSB Common Stock issuable pursuant to the Merger shall have been received.

                  (f) Nasdaq/NMS Listing. The shares of LSB Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq/NMS.

                  (g) Pooling Letters. Each of the Parties shall have received a letter, dated as of the Effective Time, in form and substance reasonably acceptable to such Party, from Arthur Anderson LLP to the effect that the Merger will qualify for "pooling-of-interests" accounting treatment under Accounting Principles Board Opinion No. 16 and consistent with the rules and regulations of the SEC if closed and consummated in accordance with this Agreement. Each of the Parties also shall have received a letter, dated as of the Effective Time, and in form and substance reasonably acceptable to such Party, from Larrowe, Cardwell & Company, LC to the effect that such firm is not aware of any matters relating to ONSB and its Subsidiaries which would preclude the Merger from qualifying for "pooling-of-interests" accounting treatment under Accounting Principles Board Opinion No. 16 and consistent with the rules and regulations of the SEC.

                  (h) Tax Matters. Each Party shall have received a copy of the Tax Opinion referred to in Section 8.13 hereof. In addition, each Party shall have delivered to the other Parties a Certificate, dated as of the date of the Tax Opinion, signed by its duly authorized officers, to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such Party, presented to the legal counsel delivering the Tax Opinion, were at the date of such presentation, true, correct, and complete, and are on the date of such Certificate, to the extent contemplated by the presentation, true, correct, and complete, as though such presentation had been made on the date of such Certificate.

                  (i) Plan of Merger; Articles of Merger. Each Party shall have received from LSB Bank and ONSB the executed Plan of Merger and the executed Articles of Merger.

                  9.2 CONDITIONS TO OBLIGATIONS OF LSB. The obligations of LSB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by LSB pursuant to Section 11.6(a) hereof:

                  (a) Representations and Warranties. For purposes of this
         Section 9.2(a), the accuracy of the representations and warranties of ONSB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of ONSB set forth in Sections
         5.3 and 5.7 hereof shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of ONSB set forth in Sections 5.17, 5.18, and 5.19 hereof shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of ONSB set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.7, 5.17, 5.18, and 5.19) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on ONSB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of ONSB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. ONSB shall have delivered to LSB (i) a certificate, dated as of the Effective Time and signed on its behalf by its Chairman of the Board and its President and Chief Executive Officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) hereof have been satisfied, and (ii) certified copies of resolutions duly adopted by ONSB's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, the Option Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as LSB and its counsel shall request.

                  (d) Opinion of Counsel. LSB shall have received a written opinion of Bell, Davis & Pitt, P.A., counsel to ONSB, dated as of the Effective Time, in form reasonably satisfactory to LSB and its counsel, as to the matters set forth in Exhibit 4.

                  (e) Fairness Opinion. LSB shall have received from The Carson Medlin Company a letter, dated not more than five (5) business days prior to the date of the LSB Proxy Statement, to the effect that, in the opinion of such firm, the terms of the Merger are fair, from a financial point of view, to the holders of LSB Common Stock.

                  (f) Accountant's Letters. LSB shall have received from Larrowe, Cardwell & Company, LC letters dated not more than five (5) days prior to (i) the date of the ONSB Proxy Statement, (ii) the date of the LSB Proxy Statement, and (iii) the Effective Time, with respect to certain financial information regarding ONSB, in form and substance reasonably satisfactory to LSB, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standard No. 72.

                  (g) Affiliate Agreements. LSB shall have received from each affiliate of ONSB an executed Affiliate Agreement referred to in
         Section 8.11 hereof, to the extent necessary to assure in the reasonable judgment of LSB that the transactions contemplated hereby will qualify for "pooling-of-interests" accounting treatment consistent with GAAP and the rules and regulations of the SEC.

                  (h) Support Agreement. LSB Bank shall have received from at least a majority of the directors of ONSB and the President and Chief Executive Officer and the Chairman of the Board of ONSB executed Support Agreements referred to in the Preamble of this Agreement.

                  (i) Address Existing Dispute. ONSB shall have addressed the dispute referred to in Section 5.14 of the ONSB Disclosure Memorandum in a manner (including, without limitation, on terms and conditions, if resolved) reasonably satisfactory to LSB.

                  9.3 CONDITIONS TO OBLIGATIONS OF ONSB. The obligations of ONSB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction or the following conditions, unless waived by ONSB pursuant to Section 11.6(b) hereof:

                  (a) Representations and Warranties. For purposes of this
         Section 9.3(a), the accuracy of the representations and warranties of LSB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of LSB set forth in Section
         6.3 hereof shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of LSB set forth in Section 6.11 hereof shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of LSB set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on LSB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of LSB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. LSB shall have delivered to ONSB (i) a certificate, dated as of the Effective Time and signed on its behalf by its Chairman of the Board, President and Chief Executive Officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) hereof have been satisfied, and (ii) certified copies of resolutions duly adopted by LSB's Board of Directors and the shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Option Agreement, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as ONSB and its counsel shall request.

                  (d) Opinion of Counsel. ONSB shall have received a written opinion of Hunton & Williams, counsel to LSB and LSB Bank, dated as of the Effective Time, in form reasonably satisfactory to ONSB and its counsel, as to the matters set forth in Exhibit 5.

                  (e) Fairness Opinion. ONSB shall have received from Scott & Stringfellow, Inc. a letter, dated not more than five (5) business days prior to the date of the ONSB Proxy Statement, to the effect that, in the opinion of such firm, the terms of the Merger are fair, from a financial point of view, to the holders of ONSB Common Stock.

                                   ARTICLE 10
                                   TERMINATION

                  10.1 TERMINATION. Notwithstanding any other provision of this Agreement and the Plan of Merger, and notwithstanding the approval of this Agreement by the shareholders of ONSB or LSB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) By mutual consent of the Board of Directors of LSB and the Board of Directors of ONSB; or

                  (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) hereof in the case of ONSB and Section 9.3(a) in the case of LSB or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after receipt of written notice by the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) hereof in the case of ONSB and
         Section 9.3(a) hereof in the case of LSB; or

                  (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) hereof in the case of ONSB and Section 9.3(a) in the case of LSB or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the receipt of written notice by the breaching Party of such breach; or

                  (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of ONSB or LSB fail to vote their approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, as required by the Laws of the State of North Carolina at the shareholders' meeting where the transactions were presented to such shareholders for approval and voted upon; or

                  (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by September 30, 1997, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

                  (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) hereof in the case of ONSB and Section 9.3(a) in the case of LSB or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) hereof) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) hereof; or

                  (g) By the Board of Directors of LSB, in the event that the Board of Directors of ONSB shall have affirmed, recommended or authorized entering into any Acquisition Proposal in conflict with this Agreement or other transaction involving a merger, share exchange, consolidation or transfer of substantially all of the Assets of ONSB; or

                  (h) By the Board of Directors of LSB, at any time prior to the 90th day after the date of this Agreement, in the event that the review of the Assets, business, financial condition, results of operations, and prospects of ONSB undertaken by LSB and its Representatives during such time period or any of the disclosures contained in the ONSB Disclosure Memorandum causes the Board of Directors of LSB to determine, in its reasonable good faith judgment, that a fact or circumstance exists or is likely to exist or result which materially and adversely impacts the economic benefits taken as whole to LSB of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger; or

                  (i) By the Board of Directors of either Party in the event the Average LSB Closing Price is either below $15.00 or above $24.00, provided that such termination must occur during the 7-day period commencing after the Pricing Period by the terminating Party giving written notice of termination to the other Party.

                  10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement and abandonment of the Merger pursuant to Section 10.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.5(b) hereof shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), 10.1(f) or 10.1(g) hereof shall not relieve the breaching Party from liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The

Parties agree that a termination of the Agreement under this Article 10 shall have no effect upon their rights and obligations under the Option Agreement and the Letter of Intent except as otherwise provided therein.

                  10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4 and 11 and Sections 7.6, 8.11, 8.12 and 8.14 hereof.


                                   ARTICLE 11
                                  MISCELLANEOUS

                  11.1 DEFINITIONS.

                  (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                  "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

                  "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person;
         (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                  "AGREEMENT" shall mean this Agreement and Plan of Reorganization and Merger, including the Exhibits, the LSB Disclosure Memorandum and the ONSB Disclosure Memorandum delivered pursuant hereto and incorporated herein by reference.

                  "ARTICLES OF MERGER" shall mean the Articles of Merger (which shall contain the Plan of Merger) to be executed by LSB Bank and filed with the Secretary of State of the State of North Carolina relating to the Merger as contemplated by Section 1.1 hereof.

                  "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "AVERAGE LSB CLOSING PRICE" shall mean the simple average of the last sale prices for LSB Common Stock on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by LSB) on the trading days during the Pricing Period.

                  "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

                  "CLOSING DATE" shall mean the date on which the Closing occurs.

                  "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement dated as of January 20, 1997 between LSB and ONSB.

                  "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                  "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                  "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

                  "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency or state or local agencies with jurisdiction over, and including common law in respect of, pollution or protection of human health or the environment, including the Comprehensive

         Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 4213.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "EXHIBITS" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

                  "FDIC" shall mean the Federal Deposit Insurance Corporation.

                  "FRB" shall mean the Board of Governors of the Federal Reserve System.

                  "FRB/FDIC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the FRB or the FDIC pursuant to applicable Laws.

                  "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                  "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental
         Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requirement abatement, removal or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                  "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the actual knowledge after due inquiry of the Chairman, President, Chief Executive Officer, Corporate Secretary, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, any Assistant or Deputy General Counsel, or any Senior or Executive Vice President of such Person.

                  "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

                  "LETTER OF INTENT" shall mean that certain letter of intent dated January 20, 1997 between LSB and ONSB, as amended on February 12, 1997, relating to the transactions herein.

                  "LIABILITY" shall mean any direct or indirect, primary or secondly, liability, indebtedness, obligation, penalty, cost or expense (including without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for depository institution, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

                  "LITIGATION" shall mean any action, arbitration, cause of action, complaint, criminal prosecution, demand letter, governmental or other investigation, hearing, inquiry, administrative or other proceeding, relating to or affecting a Party, its Subsidiaries, its or their business, its or their Assets (including Contracts related to it or them), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

                  "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other lien (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "LSB BANK COMMON STOCK" shall mean the common stock, par value $5.00 per share, of LSB Bank.

                  "LSB COMMON STOCK" shall mean the common stock, par value $5.00 per share, of LSB.

                  "LSB COMPANIES" shall mean, collectively, LSB and all LSB Subsidiaries.

                  "LSB DISCLOSURE MEMORANDUM" shall mean the written information entitled "LSB Bancshares, Inc. Disclosure Memorandum" delivered to ONSB prior to ONSB's execution of this Agreement, describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto. Such LSB Disclosure Memorandum is hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

                  "LSB FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of LSB as of September 30, 1996, and as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any), for the nine months ended September 30, 1996, and for each of the three fiscal years ended December 31, 1995, 1994 and 1993, as filed by LSB in SEC Documents, and (ii) the consolidated balance sheets of LSB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1996.

                  "LSB PROXY STATEMENT" shall mean the proxy statement used by LSB to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

                  "LSB STOCK PLANS" shall mean the existing stock option plans of LSB designated as follows: (i) 1986 Employee Incentive Stock Option Plan, (ii) 1994 Directors' Stock Option Plan, and (iii) 1996 Omnibus Stock Incentive Plan.

                  "LSB SUBSIDIARIES" shall mean the Subsidiaries of LSB, including, without limitation, LSB Bank, Peoples Finance Company of Lexington, Inc., LSB Financial Services, Inc., and LSB Properties, Inc.

                  "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                  "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, condition, occurrence, change in facts, conditions or circumstances which, individually or in the aggregate, the other Party shall reasonable determine could have an adverse effect resulting in: (i) liability, loss, damage or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) on the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, exceeding five (5%) percent of such Party's consolidated shareholders' equity set forth on its balance sheet as of September 30, 1996, which is a part of the ONSB Financial Statements or the LSB Financial Statements, as the case may be; or (ii) the inability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of
         (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties, and (d) actions and omissions of a Party or any of its Subsidiaries taken with the prior informed written consent of the other Party.

                  "MERGER" shall mean the merger of ONSB with and into LSB Bank referred to in Section 1.1 hereof.

                  "NASD" shall mean the National Association of Securities Dealers, Inc.

                  "NASDAQ/NMS" shall mean the National Market System of the NASD Automated Quotations System.

                  "NCBCA" shall mean the North Carolina Business Corporation
         Act.

                  "1933 ACT" shall mean the Securities Act of 1933, as amended.

                  "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  "ONSB COMMON STOCK" shall mean the common stock, par value $5.00 per share, of ONSB.

                  "ONSB COMPANIES" shall mean, collectively, ONSB and all ONSB Subsidiaries.

                  "ONSB DISCLOSURE MEMORANDUM" shall mean the written information entitled "Old North State Bank Disclosure Memorandum" delivered to LSB prior to LSB's execution of this Agreement, describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto. Such ONSB Disclosure Memorandum is hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

                  "ONSB FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of ONSB as of September 30, 1996, and as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1996, and for each of the three fiscal years ended December 31, 1995, 1994 and 1993, as filed by ONSB in FRB/FDIC Documents, and (ii) the consolidated balance sheets of ONSB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in FRB/FDIC Documents filed with respect to periods ended subsequent to September 30, 1996.

                  "ONSB PROXY STATEMENT" shall mean the proxy statement used by ONSB to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of LSB relating to the issuance of LSB Common Stock to holders of ONSB Common Stock in connection with the transactions contemplated in this Agreement.

                  "ONSB STOCK PLANS" shall mean the existing stock option plans of ONSB designated as follows: (i) 1989 Employee Stock Option Plan of Piedmont BancShares Corporation (assumed by ONSB in connection with its merger with Piedmont BancShares Corporation on December 28, 1995), and
         (ii) 1990 Incentive Stock Option Plan of Old North State Bank.

                  "ONSB SUBSIDIARIES" shall mean the Subsidiaries of ONSB, which shall include the ONSB Subsidiaries described in Section 5.4 hereof and any corporation, bank, savings association, or other organization acquired as a Subsidiary of ONSB in the future and owned by ONSB at the Effective Time.

                  "ONSB WARRANTS" shall mean the existing warrants issued by ONSB to purchase 40,342 shares of ONSB Common Stock, immediately exercisable at $9.09 per share, which expire on April 11, 2000.

                  "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

                  "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                  "PARTY" shall mean either ONSB or LSB, and "Parties" shall mean both ONSB and LSB.

                  "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

                  "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "PLAN OF MERGER" shall mean the Plan of Merger, in substantially in the form of Exhibit 1 hereto, to be entered into by ONSB and LSB Bank setting forth the terms of the Merger.

                  "PRICING PERIOD" shall mean the fifteen (15) consecutive trading days preceding the beginning of the 10-day period ending on the Closing Date.

                  "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by LSB under the 1933 Act with respect to the shares of LSB Common Stock to be issued to the shareholders of ONSB in connection with the transactions contemplated by this Agreement.

                  "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

                  "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

                  "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

                  "SEC" shall mean the United State Securities and Exchange Commission.

                  "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                  "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                  "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of ONSB to be held pursuant to Section 8.1 hereof, including any adjournment or adjournments thereof.

                  "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                  "SURVIVING BANK" shall mean LSB Bank, as the surviving bank resulting from the Merger.

                  "TAX" or "TAXES" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

                  "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                  (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

                           Affiliate Agreement             Section 8.11
                           Closing                         Section 1.2
                           Effective Time                  Section 1.3
                           ERISA Affiliate                 Section 5.12(d)
                           Exchange Agent                  Section 4.1
                           Exchange Ratio                  Section 3.1(c)
                           LSB Benefit Plans               Section 6.15(a)
                           LSB ERISA Plan                  Section 6.15(a)
                           LSB Pension Plan                Section 6.15(a)
                           LSB SEC Reports                 Section 6.4(a)
                           Maximum Amount                  Section 8.14
                           ONSB Benefit Plans              Section 5.12(a)
                           ONSB Contracts                  Section 5.13
                           ONSB ERISA Plan                 Section 5.12(a)
                           ONSB Pension Plan               Section 5.12(a)
                           ONSB Options                    Section 3.6
                           ONSB FRB/FDIC Reports           Section 5.5(b)
                           Support Agreement               Preamble
                           Takeover Law                    Section 5.18
                           Tax Opinion                     Section 8.13

                  (b) Any singular term in this Agreement shall be deemed to include the plurals and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitations."

                  11.2 EXPENSES.

                  (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and legal counsel, except that each of the Parties shall bear and pay one-half of (i) the SEC and Blue Sky filing fees incurred in connection with the Registration Statement, the ONSB Proxy Statement and the LSB Proxy Statement, and
         (ii) the printing and distribution costs incurred in connection with the printing and distribution of the Registration Statement, the ONSB Proxy Statement and the LSB Proxy Statement.

                  (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

                  (c) Nothing contained in this Section 11.2 shall affect the break-up fee arrangement between the Parties set forth in Section 8 of the Letter of Intent.

                  11.3 BROKERS AND FINDERS. Except for Scott & Stringfellow, Inc. as to ONSB, and The Carson Medlin Company as to LSB, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by ONSB or LSB, each of ONSB and LSB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

                  11.4 ENTIRE AGREEMENT. Except for the binding provisions of the Letter of Intent, the Option Agreement and the Confidentiality Agreement, or as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.11 hereof.

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




                  11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained.

                  11.6 WAIVERS.

                  (a) Prior to or at the Effective Time, LSB, acting through its Board of Directors, Chairman of the Board, President, Chief Executive Officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ONSB, to waive on behalf of LSB and LSB Bank or extend the time for the compliance or fulfillment by ONSB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of LSB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by such duly authorized officer of LSB.

                  (b) Prior to or at the Effective Time, ONSB, acting though its Board of Directors, Chairman of the Board, President, Chief Executive Officer, or other authorized officer, shall have the right to waive on behalf of ONSB any Default in the performance of any term of this Agreement by LSB or LSB Bank, to waive or extend the time for the compliance or fulfillment by LSB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ONSB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by such duly authorized officer of ONSB.

                  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

                  11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

                  11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the address set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

                  LSB and LSB Bank:  LSB Bancshares, Inc.
                                     One LSB Plaza
                                     Lexington, North Carolina 27292
                                     Telecopy Number: (910) 249-1589

                                     Attention:  Robert F. Lowe
                                                 Chairman of the Board,
                                                 President and
                                                 Chief Executive Officer


                  Copy to Counsel:  Hunton & Williams
                                    One NationsBank Plaza, Suite 2650
                                    101 South Tryon Street
                                    Charlotte, North Carolina 28280
                                    Telecopy Number: (704) 378-4890

                                    Attention:  David E. Johnston

                  ONSB:             Old North State Bank
                                    161 South Stratford Road
                                    Winston-Salem, North Carolina 27104
                                    Telecopy Number: (910) 631-3922
                                    Attention:  Nicholas A. Daves
                                                Chairman of the Board

                  Copy to Counsel:  Bell, Davis & Pitt, P.A.
                                    635 West Fourth Street
                                    Winston-Salem, North Carolina  27101
                                    Telecopy Number: (910) 722-6558
                                    Attention: John W. Babcock


                  11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of North Carolina, without regard to any applicable conflicts of Laws, except to extent that the federal laws of the United States may apply to the Merger.

                  11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement

                  11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

                  11.13 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or equity.

                  11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provision of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable the provision shall be interpreted to be only so broad as is enforceable.


                       [Signatures On The Following Page]

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto, all duly authorized, all as of the day and year first above written.


ATTEST:                             LSB BANCSHARES, INC.


/s/ Monty J. Oliver                 /s/ Robert F. Lowe
-------------------------------     ------------------------------------------
Secretary                           Robert F. Lowe
                                    Chairman, President and Chief Executive
                                    Officer
[CORPORATE SEAL]


ATTEST:                             LEXINGTON STATE BANK



/s/ Robin A. Honeycutt              /s/ Robert F. Lowe
-------------------------------     ------------------------------------------
Secretary                           Robert F. Lowe
                                    Chairman, President and Chief Executive
                                    Officer
[CORPORATE SEAL]


ATTEST:                             OLD NORTH STATE BANK



/s/ Cathy B. Marion                 /s/ Nicholas A. Daves
-------------------------------     ------------------------------------------
Secretary                           Nicholas A. Daves
                                    Chairman of the Board
[CORPORATE SEAL]

                                    /s/ Robert E. Marziano
                                    ------------------------------------------
                                    Robert E. Marziano
                                    President and Chief Executive Officer